EXHIBIT 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Richard L. Simons	John McNamara
Exec VP & CFO	(212) 827-3771
(607) 378-4202

FOR IMMEDIATE RELEASE

Monday January 31, 2005

HARDINGE REPORTS SIGNING OF $70 MILLION CREDIT FACILITY

ELMIRA, N.Y., January 31, 2005– Hardinge Inc. (Nasdaq: HDNG), a leading producer of advanced material-cutting solutions, today announced that it has signed a new secured credit facility which provides the Company with a $30 million term loan and $40 million of revolving credit availability.  This facility replaces the Company’s previous term loan which had $13.4 million outstanding as of the closing date and its revolving loan facility of $30 million which was scheduled to terminate in October, 2005.

The facility was arranged through the same bank group, with Manufacturers and Traders Trust Company as agent and lead arranger, JPMorgan Chase Bank, N.A. as syndication agent, KeyBank National Association as documentation agent, and NBT Bank, National Association as participant.  The term loan provides for quarterly principle payments through December, 2010 and the revolving loan facility provides for borrowings through January, 2010.

“We are pleased with our new borrowing arrangements and the continued support of our bank group,” stated J. Patrick Ervin, Chairman, President, and CEO.  “We believe this facility provides us with financing flexibility necessary to support our operations as we continue our growth strategy.”

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, collets, chucks, indexing fixtures, and other industrial products.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world.  Hardinge’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.